Exhibit 99.1

News Release

APP PHARMACEUTICALS REPORTS RECORD NET REVENUES OF $647 MILLION

AND GROSS PROFIT OF $315 MILLION FROM CONTINUING OPERATIONS IN 2007

2007 Income from Continuing Operations, Net of Income Tax, Increased to $82 Million Compared with $55 Million in 2006

SCHAUMBURG, Illinois – March 7, 2008 – APP Pharmaceuticals, Inc. (Nasdaq:APPX), a leading manufacturer of multi-source and branded injectable pharmaceutical products, today reported audited financial results for the fourth quarter and full year ended December 31, 2007. As a result of the separation of Abraxis Bioscience from APP Pharmaceuticals, APP’s business is reported, for all periods reported, on a continuing operations basis and Abraxis Bioscience’s business, as well as a majority of separation related costs, is reported in discontinued operations.

“APP has emerged as a market leading injectable products company with a sharpened business focus, flexible, high quality production, and a robust pipeline. With this broad and growing platform in place, APP expects to produce significant growth in net revenues and earnings as well as strong cash flow in 2008,” stated Patrick Soon-Shiong, M.D., Chief Executive Officer and Chairman of APP Pharmaceuticals.

For 2007, net revenues increased 11 percent to $647.4 million, compared with $583.2 million in 2006. Gross profit, excluding $16.4 million for amortization of purchased products, was $331.7 million, or 51 percent of net revenues. Income from continuing operations, net of income taxes, grew 49 percent to $82.2 million, or $0.51 per diluted share, from $55.2 million, or $0.35 per diluted share, in 2006. Net income, including results from discontinued operations, was $34.4 million, or $0.21 per diluted share, versus a net loss of $46.9 million, or $0.30 per basic share, in 2006.

The company reported full-year adjusted income from continuing operations, net of income tax, of $136.2 million and adjusted income from continuing operations, net of income tax, per diluted share of $0.85, which, in each case excludes Puerto Rico facility pre-launch costs, amortization expense, non-cash stock compensation expense and other items (see table at the end of this release).

Comparison of adjusted income from continuing operations is presented below:

	2007	2006
	(millions, except share amounts)
Adjusted income from continuing operations, net of income tax	$136.2	$115.8
Adjusted income from continuing operations, net of income tax, per diluted share	$0.85	$0.73

On a GAAP basis, the company reported income from continuing operations, net of income tax; loss from discontinued operations, net of income tax; net income; as well as diluted per share amounts, as follows:

	2007	2006
	(millions, except share amounts)
Income from continuing operations, net of income tax	$82.2	$55.2
Loss from discontinued operations, net of income tax	(47.8)	(102.1)
Net income (loss)	34.4	(46.9)
Income from continuing operations, net of income tax, per diluted share	0.51	0.35
Discontinued operations, net of income tax, per diluted share	(0.30)	(0.65)
Net income (loss) per diluted share	$0.21	$(0.30)

Total operating expenses were $155.2 million, compared with $154.3 million in 2006. Research and development expenses were $46.5 million in 2007, compared with $27.8 million in 2006. This increase is primarily due to pre-launch activities at the Puerto Rico manufacturing facility. SG&A expenses in 2007 were $90.2 million, or 14 percent of net revenues, compared with $80.7 million, or 14 percent of net revenues, in the prior year.

“APP continues to be a leader in the industry with 15 drug approvals in 2007 and has increased its capacity with the addition of commercial production at our Puerto Rico facility,” said Tom Silberg, president of APP Pharmaceuticals. “Our team is effectively executing on our dual manufacturing capabilities, enabling the company to address market needs as they arise. We expect to remain a market leader in new product approvals while continuing to build APP’s pipeline and manufacturing capabilities during 2008.”

Fourth Quarter 2007 Financial Results

Net revenues were $194.6 million, compared with $199.7 million in the fourth quarter of 2006. Gross profit was $101.6 million, or 52 percent of net revenues, compared with $108.4 million, or 54 percent of net revenues, in the fourth quarter of 2007.

Income from continuing operations, net of income tax, was $31.7 million, or $0.20 per diluted share, compared with $35.4 million, or $0.22 per diluted share, in the 2006 fourth quarter. Adjusted income from continuing operations, net of income tax, was $45.7 million, or $0.28 per diluted share, compared with $29.4 million, or $0.18 per diluted share, for the prior year’s fourth quarter. Net income was $8.5 million, or $0.05 per diluted share, which includes a loss from discontinued operations of $23.1 million, equal to $0.15 per diluted share. Net income for the 2006 fourth quarter was $28.4 million, or $0.18 per diluted share, which includes a loss from discontinued operations of $6.9 million, equal to $0.04 per diluted share.

Total operating expenses were $41.7 million, compared with $42.6 million for same quarter in 2006. Research and development expenses were $12.5 million, compared with $10.2 million in the 2006 fourth quarter. SG&A expenses decreased to $23.4 million, or 12 percent of net revenues, compared with $27.8 million, or 14 percent of net revenues, in the prior year’s fourth quarter.

In the fourth quarter of 2007, APP launched liquid and lyophilized Fludarabine Phosphate as well as four dosage forms of Epirubicin Hydrochloride Injection. Two of the codes were not previously available on the market. Epirubicin belongs to a class of drugs called anthracyclines and is the foundation of many chemotherapy regimens.

APP currently has more than 60 product candidates in various stages of development, including 30 ANDAs pending with the FDA, representing approximately $5 billion in 2007 annualized branded sales.

Recent Events

On February 19, 2008, the company announced that, in response to FDA and hospital concerns about a potential shortage of therapeutic heparin, it would immediately increase manufacturing of this product. Since that time, the company has ramped up production to a level the company believes is sufficient to meet the entire U.S. demand.

In February 2008, APP received approval for Irinotecan Hydrochloride Injection. The company has secured contracts and begun marketing and shipping the product.

The FDA inspected and approved the company’s facility in Puerto Rico for commercial manufacturing. APP has transferred to this facility and begun manufacturing three products.

2008 Financial Guidance

•	Total net revenues are expected to be in the range of $730 to $750 million;

•

Gross margin is anticipated to be approximately 50 percent relative to total net revenues. This excludes $16.4 million in acquired product portfolio amortization and approximately $10 million of capacity optimization and product transfer costs related to Puerto Rico;

•	R&D expense is expected to be approximately $40 to $45 million. This includes $10 million for launch costs associated with the Puerto Rico facility;

•	SG&A expenses are anticipated to be in the range of $85 to $90 million, which includes expected non-cash stock compensation expense of $8 to $10 million;

•	Interest expense is expected to be 5.75 percent or approximately $58 million;

•	Income tax rate is expected to be approximately 37.5 percent;

•	Depreciation expense is expected to be approximately $18 to $23 million;

•	Adjusted EBITDA is expected to be $285 to $300 million. Adjustments include costs associated with the launch of the Puerto Rico facility, amortization expense and non-cash compensation;

•

Adjusted EPS is anticipated to be $0.80 to $0.90, which includes approximately $0.22 per share after-tax interest expense. Adjustments include costs associated with the launch of the Puerto Rico facility, amortization expense and non-cash compensation.

Conference Call Information

On Friday, March 7, 2008, the company will host a conference call with interested parties beginning at 8:30 a.m. PT (11:30 a.m. ET) to review the company’s financial results. The conference call will be available to interested parties through a live audio webcast at www.APPpharma.com and www.thomsonone.com. The call will also be archived and accessible at both sites for six months.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income, adjusted income from continuing operations, EBITDA and adjusted EBITDA, provides useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income to adjusted net income for the three and 12 months ending December 31, 2007 and December 31, 2006 is included with this news release.

About APP Pharmaceuticals

APP is a specialty drug company that develops, manufactures and markets injectable pharmaceutical products, focusing on oncology, anti-infective and critical care markets. The company is one of the largest producers of injectables, with more than 100 generic products in more than 400 dosage formulations. APP, headquartered in Schaumburg, Illinois, has offices in Canada and manufacturing operations in Illinois, New York and Puerto Rico and is traded on the Nasdaq Global Market under the symbol APPX. For more information about APP and the products it provides, please visit www.APPpharma.com.

Forward-Looking Statement

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this news release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding financial guidance for 2008 and the development and approval of product candidates. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward- looking statements. These factors include, but are not limited to, the continued market acceptance and demand of new and existing products; the difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing of the company’s products; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; and the ability to successfully manufacture products in a time-sensitive and cost effective manner. Additional relevant information concerning risks can be found in APP Pharmaceuticals Form 10-K for the year ended December 31, 2006 filed under the company name Abraxis BioScience, Inc., and other documents it has filed with the Securities and Exchange Commission.

The information contained in this news release is as of the date of this release. APP assumes no obligations to update any forward-looking statements contained in this news release as the result of new information or future events or developments.

Contacts:

Investors and Media:

Maili Bergman, (310) 405-7522

PondelWilkinson:

Robert J. Jaffe/Rob Whetstone, (310) 279-5969

# # #

FINANCIAL TABLES FOLLOW

APP Pharmaceuticals, Inc.

Consolidated Statements of Operation

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net revenues:
Critical care	$116,914	$123,395	$382,772	$302,244
Anti-infective	60,143	56,200	193,704	213,490
Oncology	15,381	16,940	55,308	57,872
Contract manufacturing	2,162	3,171	15,590	9,595

Total net revenues	194,600	199,706	647,374	583,201
Cost of sales	92,983	91,259	332,046	288,079

Gross profit	101,617	108,447	315,328	295,122

Percent to total net revenues	52.2%	54.3%	48.7%	50.6%
Operating expenses
Research and development	12,503	10,158	46,497	27,787
Selling, general and administrative	23,429	27,772	90,229	80,669
Amortization of merger related intangibles	3,849	3,857	15,418	10,926
Separation related costs	1,968	—	3,024	—
Merger-related in-process research and development charge	—	—	—	22,330
Other merger related costs	—	845	—	12,613

Total operating expenses	41,749	42,632	155,168	154,325

Percent to total net revenues	21.5%	21.3%	24.0%	26.5%
Income from operations	59,868	65,815	160,160	140,797
Percent to total net revenues	30.8%	33.0%	24.7%	24.1%
Interest expense	(12,414)	(4,172)	(25,162)	(9,186)
Interest income and other	366	597	2,182	3,557
Minority interests	—	—	—	(11,383)

Income from continuing operations before income tax	47,820	62,240	137,180	123,785
Income tax expense	16,158	26,877	55,001	68,559

Income from continuing operations net of income tax	31,662	35,363	82,179	55,226
Loss from discontinued operations, net of tax	(23,119)	(6,914)	(47,821)	(102,123)

Net income (loss)	$8,543	$28,449	$34,358	$(46,897)

Basic earnings (loss) per share:
Continuing operations	$0.20	$0.22	$0.51	$0.35

Discontinued operations	$(0.15)	$(0.04)	$(0.29)	$(0.65)

Net income	$0.05	$0.18	$0.22	$(0.30)

Diluted earnings (loss) per share:
Continuing operations	$0.20	$0.22	$0.51	$0.35

Discontinued operations	$(0.15)	$(0.04)	$(0.30)	$(0.65)

Net income	$0.05	$0.18	$0.21	$(0.30)

Weighted—average common shares outstanding:
Basic	159,424	159,198	159,643	158,937

Diluted	160,673	160,169	161,006	158,937

The composition of stock-based compensation included above is as follows:
Cost of sales	$361	$168	$2,502	$2,668
Research and development	103	234	602	554
Selling, general and administrative	855	3,106	8,977	7,902
Discontinued operations	2,949	7,536	16,517	23,898

Total stock-based compensation	$4,268	$11,044	$28,598	$35,022

Selected ratios as a percentage of total net revenues:
Research and development	6.4%	5.1%	7.2%	4.8%
Selling, general and administrative	12.0%	13.9%	13.9%	13.8%

APP Pharmaceuticals, Inc.

GAAP to Adjusted Earnings from Continuing Operations Reconciliation

(unaudited, in thousands, except per share amounts)

Adjusted income from continuing operations and adjusted income from continuing operations per diluted share are defined as income from continuing operations and diluted earnings from continuing operations per share, respectively, in each case excluding the impact of merger-related costs, non-cash stock compensation expense, minority interests, separation related costs, amortization of acquired intangible assets and Puerto Rico pre-launch costs. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP income from continuing operations to adjusted income from continuing operations for each of the three and twelve months ended December 31, 2007 and 2006 is below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income from continuing operations net of income tax	$31,662	$35,363	$82,179	$55,226
Merger related items
In-process research and development charge	—	—	—	22,330
Amortization of inventory step-up	—	—	—	7,251
Intangible amortization	2,377	2,382	9,521	6,747
Other merger related costs	—	522	—	7,788
Merger related income tax benefit	—	(17,884)	—	(17,884)

Total merger related costs	2,377	(14,981)	9,521	26,232
Stock compensation expense	814	2,166	7,460	6,869
Minority interests	—	—	—	11,383
Separation related costs	1,215	—	1,867	—
Amortization of purchased product rights	2,538	2,538	10,152	5,076
Puerto Rico pre-launch costs	7,047	4,277	25,007	11,020

Adjusted income from continuing operations	$45,653	$29,363	$136,185	$115,807

Adjusted income from continuing operations per diluted share	$0.28	$0.18	$0.85	$0.73

Weighted—average common shares outstanding diluted	160,673	160,169	161,006	158,937

Income from continuing operations per diluted share	$0.20	$0.22	$0.51	$0.35
Merger related items
In-process Research and Development charge	—	—	—	0.14
Amortization of inventory step-up	—	—	—	0.05
Intangible amortization	0.01	0.1	0.06	0.04
Other merger related costs	—	0.1	—	0.05
Merger related income tax benefit	—	(0.11)	—	(0.11)

Total merger related costs	0.01	(0.09)	0.06	0.17
Stock compensation expense	0.01	0.01	0.05	0.04
Minority interests	—	—	—	0.07
Separation related costs	0.01	—	0.01	—
Amortization of purchased product rights	0.02	0.02	0.06	0.03
Puerto Rico pre-launch costs	0.04	0.03	0.16	0.07

Adjusted income from continuing operations per diluted share	$0.28	$0.18	$0.85	$0.73

APP Pharmaceuticals, Inc.

GAAP to Adjusted Pretax Income from Continuing Operations Reconciliation

(unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income from continuing operations before income tax	$47,820	$62,240	$137,180	$123,786
Pretax merger related items
In-process research and development charge	—	—	—	22,330
Amortization of inventory step-up	—	—	—	11,743
Intangible amortization	3,849	3,857	15,418	10,926
Other merger related costs	—	845	—	12,613

Total pretax merger related costs	3,849	4,702	15,418	57,612
Stock compensation expense	1,319	3,508	12,081	11,124
Minority interests	—	—	—	11,383
Separation related costs	1,968	—	3,024	—
Amortization of purchased product rights	4,110	4,110	16,440	8,220
Puerto Rico pre-launch costs	7,191	4,364	25,517	11,245

Adjusted income from continuing operations before income tax	$66,257	$78,924	$209,660	$223,370

APP Pharmaceuticals, Inc.

Reconciliation of Adjusted Net Income Excluding Items that Impact Comparability

Twelve Months Ended December 31, 2007 and December 31, 2006

(unaudited, in millions, except per share amounts)

In order to reflect our operating results on a comparable basis, we present adjustments to our financial statement for certain items that impact comparability. We present these selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results. We consider an understanding of these selected items impacting comparability to be material to our evaluation of our operating results and prospects. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Our financial statements adjusted for these items that impact comparability are summarized below.

	Twelve Months Ended December 31, 2007				Twelve Months Ended December 31, 2006
	As Presented	Adjustments		As Adjusted	As Presented	Adjustments		As Adjusted
Total net revenues	$647.4			$647.4	$583.2			$583.2
Cost of sales	332.1	(16.4	)(a)	315.7	288.1	(20.0	)(a)(d)	268.1

Gross profit	315.3	16.4		331.7	295.1	20.0		315.1
Percent to total net revenues	48.7%			51.2%	50.6%			54.0%
Operating expenses
Research and development	46.5	(25.5	)(b)	21.0	27.8	(11.2	)(b)	16.6
Selling, general and administrative	90.2	(8.7	)(c)	81.5	80.7	(9.9	)(c)(f)	70.8
Amortization of merger related intangibles	15.4	(15.4	)(d)	—	10.9	(10.9	)(d)	—
Separation related costs	3.0	(3.0	)(e)	—	—	—		—
Merger-related in-process research and development charge	—			—	22.3	(22.3	)(d)	—
Other merger related costs	—			—	12.6	(12.6	)(d)	—

Total operating expenses	155.1	(52.6)		102.5	154.3	(66.9)		87.4
Income from operations	160.2	69.0		229.2	140.8	86.9		227.7
Interest expense	(25.2)			(25.2)	(9.2)			(9.2)
Interest income and other	2.2			2.2	3.6			3.6
Minority interests	—			—	(11.4)	11.4	(g)	—

Income from continuing operations before income tax	$137.2	$69.0		$206.2	$123.8	$98.3		$222.1
Income tax expense	55.0	17.1	(h)	72.1	68.6	24.6	(h)	93.2

Income from continuing operations net of income tax	$82.2	$51.9		$134.1	$55.2	$73.7		$128.9

Income from continuing operations per diluted share	$0.51			$0.83	$0.35			$0.81

Income from continuing operations net of income tax				$134.1				$128.9
Depreciation				14.6				11.3
Interest expense				25.2				9.2
Interest income and other				(2.2)				(3.6)
Income tax expense				72.1				93.2
Stock compensation, net				9.1				9.1

Adjusted EBITDA				$252.9				$248.1

(a)	Amortization of intangible assets related to purchased products.
(b)	Represents pre-launch expenses related to Puerto Rico manufacturing facility acquired in March 2007.
(c)	Represents costs associated with New Abraxis that are non-recurring subsequent to separation and non-cash amortization.
(d)	Represents one-time costs associated with the 2006 merger.
(e)	Represents costs associated with the 2007 separation.
(f)	Represents non-recurring legal costs of $3.1 million.
(g)	Represents minority interest prior to 2006 merger.
(h)	Income tax effect of adjustments.

APP Pharmaceuticals, Inc.

Reconciliation of Adjusted Net Income Excluding Items that Impact Comparability (Continued)

Twelve Months Ended December 31, 2007 and December 31, 2006

(unaudited, in millions, except per share amounts)

We define Adjusted EBITDA from continuing operations as income from continuing operations, excluding the impact of depreciation and amortization, interest expense net of interest income and other income, income tax expense, non-cash stock-based compensation expense, merger costs, merger related in-process research and development charge, minority interests, pre-launch costs associated with Puerto Rico manufacturing facility, non-recurring legal costs and other separation related costs. We use adjusted EBITDA from continuing operations to provide meaningful supplemental information to investors in understanding the underlying operating performance of the business and facilitate additional analysis by investors. We believe that Adjusted EBITDA from continuing operations can assist management and investors in assessing the financial operating performance and underlying strength of our core business. Adjusted EBITDA from continuing operations is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA from continuing operations identically, our definition of Adjusted EBITDA from continuing operations may not be comparable to similarly titled measures of other companies.

APP Pharmaceuticals, Inc.

Consolidated Condensed Balance Sheets

(In thousands)

	December 31,	December 31,
	2007	2006(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,788	$38,797
Short-term investments	—	500
Accounts receivable, net of allowances for doubtful accounts	85,209	84,684
Inventories	149,191	218,280
Prepaid expenses and other current assets	13,287	15,570
Current receivables from related parties	6,996	—
Deferred income taxes	17,109	27,168

Total current assets	303,580	384,999
Property, plant and equipment, net	132,528	217,819
Investment in Drug Source Company, LLC	—	5,504
Intangible assets, net of accumulated amortization	463,154	738,440
Goodwill	160,239	401,600
Non-current receivables from related parties	—	39
Deferred financing costs and other non-current assets, net of accumulated amortization	17,842	25,320

Total assets	$1,077,343	$1,773,721

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$36,502	$65,471
Accrued liabilities	45,595	61,428
Income tax payable	2,850	80,054
Deferred revenue	—	39,225
Minimum royalties payable	—	1,017
Notes payable	—	72,248
Short term portion of debt note payable	5,000	—

Total current liabilities	89,947	319,443

Long-term debt	995,000	165,000
Deferred income taxes, non-current	71,011	90,776
Long-term portion of deferred revenue	—	158,135
Other non-current liabilities	1,156	7,006

Total liabilities	1,157,114	740,360
Total stockholders' equity	(79,771)	1,033,361

Total liabilities and stockholders' equity	$1,077,343	$1,773,721

(1)	Includes the combined balances of APP Pharmaceuticals, Inc. and Abraxis Bioscience.